FOURTH AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FOURTH AMENDMENT dated as of the 25th day of August, 2015, to the Fund Administration Servicing Agreement dated as of dated as September 12, 2012, as amended January 25, 2013, October 16, 2014 and June 12, 2015 (the “Agreement”), is entered into by and between FACTORSHARES TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("Fund Services").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement and to amend the list of funds; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

Amended Exhibit C of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FACTORSHARES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Samuel Masucci, III	By: /s/ Michael R. McVoy

Name: Samuel Masucci, III	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit A to the Fund Administration Servicing Agreement

Separate Series of FactorShares Trust

Name of Series
PureFunds ISE Junior Silver ETF
PureFunds ISE Cyber Security ETF
PureFunds ISE Big Data ETF
PureFunds ISE Mobile Payments ETF
Latin American Real Estate ETF
Blue Star TA BIGITech Israel Technology ETF
Etho Climate Leadership U.S. ETF
The Restaurant ETF

Amended Exhibit C to the Fund Administration Servicing Agreement – FactorShares Trust
Fees effective July 1, 2015

Base Fee (1) for Accounting, Administration, Transfer Agent & Account Services-

The following reflects the fee structure for those funds listed on Amended Exhibit A (the “Fund Complex”). To illustrate, for 5 Funds USBFS will receive the greater of the Annual Minimum per Fund in the Fund Complex ($__/Year) or the calculated Basis Points on the total AUM in the Fund Complex.

Accounting, Administration and Transfer Agent	Basis Points on Fund Complex AUM				Or	Annual Minimum per Fund
	First $__/	Next $__/	Next $__/	Balance		$__
	__	__	__	__

 Note: MLP Funds pricing may vary from the above annual fees and are TBD per investment strategy

The Following Services and Associated Fees are in Addition to the Base Fee-

Pricing Services
▪  $__/- Domestic Equities, Options, ADRs
▪  $__/– Foreign Equities
▪  $__/–  Domestic Corporate/Convertible/Gov’t/Agency Bonds, Futures, Forwards, Currency Rates, Mortgage Backed Securities
▪  $__/- CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                   Bonds, Asset Backed Securities, High Yield Bonds
▪  $__/- Bank Loans
▪  $__/- Credit Default Swaps
▪  $__/- Swaptions, Index Swaps
▪  $__/- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪  $__//Foreign Equity Security per Month for Corporate Action Service
▪  $__//Domestic Equity Security per Month for Corporate Action Service
▪  $__/ /Month Manual Security Pricing (>10/day)

Chief Compliance Officer Support Fee
▪  CCO support annual fee $__//trust per USBFS services selected (administration/ accounting/ transfer agent, distributor, custodian)

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor and sub-advisor facilities.

(1) Subject to annual CPI increase, Milwaukee MSA.
   Fees are calculated pro rata and billed monthly.

Amended Exhibit C (continued) to the Fund Administration Servicing Agreement – FactorShares Trust
Fund Accounting, Fund Administration & Portfolio Compliance Supplemental Services
Fees effective July 1, 2015

The following OPTIONAL supplemental services and associated fees are available if selected

Section 15(c) Reporting

Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements:

▪  $__//fund per report

Ongoing Annual Legal Administration Services
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements:
▪  $__/minimum first fund*
▪  $__/minimum each additional fund*

*Final Fee(s) subject to USBFS legal team review and approval

Daily Compliance Services (Charles River)
▪  Base fee – $__//fund per year
▪  Setup – $__//fund group

Fair Value Services (Charged at the Complex Level)
The lesser of…
▪  $__/per Fund
▪  Or $__/per security on the First __/ Securities and $__/per security on the balance of Securities
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.
            Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type which may result in additional fees.
            All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Non-Standard Intraday Indicative Value (IIV) Calculation
▪  Negotiated based upon specific requirements

Customized Benchmarking
▪  Negotiated based upon specific requirements

Additional Services Provided and Negotiated Upon Client Request.